As filed with the Securities and Exchange Commission on April 20, 2026

Registration No. 333-77355

Registration No. 333-213625

Registration No. 333-213626

Registration No. 333-233667

Registration No. 333-268202

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT

TO

FORM S-3 REGISTRATION STATEMENT NO. 333-77355

FORM S-3 REGISTRATION STATEMENT NO. 333-213625

FORM S-3 REGISTRATION STATEMENT NO. 333-213626

FORM S-3 REGISTRATION STATEMENT NO. 333-233667

FORM S-3 REGISTRATION STATEMENT NO. 333-268202

UNDER

THE SECURITIES ACT OF 1933

HERITAGE COMMERCE CORP

(Exact name of registrant as specified in its charter)

California	77-0469558
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Heritage Commerce Corp

224 Airport Parkway

San Jose, CA 95110

(408) 947-6900

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

E. Allen Nicholson

Executive Vice President and Chief Financial Officer

CVB Financial Corp.

701 N. Haven Ave, Ste 350

Ontario, California 91764

(909) 980-4030

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Craig D. Miller, Esq.

Veronica Lah, Esq.

Manatt, Phelps & Phillips, LLP

One Embarcadero Center, 30th Floor

San Francisco, California 94111

(415) 291-7400

Approximate date of commencement of the proposed sale of the securities to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This post-effective amendment (this “Post-Effective Amendment”) relates to each of the following Registration Statements on Form S-3 (each a “Registration Statement” and collectively, the “Registration Statements”) filed by the Heritage Commerce Corp, a California corporation (the “Registrant”):

•

Registration Statement No.  333-77355, originally filed with the Securities and Exchange Commission (the “SEC”) on April 29, 1999, relating to the registration of shares of common stock of the Registrant, no par value per share (the “Common Stock”), and rights to purchase Common Stock.

•

Registration Statement No.  333-213625, originally filed with the SEC on September 14, 2016, amended on September 28, 2016, relating to the registration of up to $100 million of unsecured debt securities, which may consist of notes, debentures, or other evidences of indebtedness; Common Stock; shares of preferred stock; depositary shares; warrants to purchase other securities; purchase contracts; and units consisting of any combination of the above securities of the Registrant.

•	Registration Statement No. 333-213626, originally filed with the SEC on September 14, 2016, relating to the registration of 8,172,427 shares of Common Stock issued to the selling securityholders.

•

Registration Statement No.  333-233667, originally filed with the SEC on September 9, 2019, relating to the registration of up to $100 million of unsecured debt securities, which may consist of notes, debentures, or other evidences of indebtedness; Common Stock; shares of preferred stock; depositary shares; warrants to purchase other securities; purchase contracts; and units consisting of any combination of the above securities.

•

Registration Statement No.  333-268202, originally filed with the SEC on November 7, 2022, relating to the registration of up to $100 million of unsecured debt securities, which may consist of notes, debentures, or other evidences of indebtedness; shares of common stock; shares of preferred stock; depositary shares; warrants to purchase other securities; purchase contracts; and units consisting of any combination of the above securities.

On April 17, 2026, pursuant to the Agreement and Plan of Reorganization and Merger, dated as of December 17, 2025 (the “Merger Agreement”), by and between the Registrant and CVB Financial Corp., a California corporation (“CVBF”), the Registrant merged with and into CVBF (the “Merger”), with CVBF continuing as the surviving corporation.

As a result of the transactions contemplated by the Merger Agreement, including the Merger, any and all offerings of securities registered pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Registrant in such Registration Statements to remove from registration, by means of this Post-Effective Amendment, any of the securities registered under such Registration Statements but that remain unsold at the termination of the offering, the Registrant hereby removes from registration any and all securities registered under the Registration Statements but unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ontario, State of California, on April 20, 2026.

CVB FINANCIAL CORP.
a California corporation
(as successor by merger to the registrant)

Date: April 20, 2026	By:	/s/ E. Allen Nicholson
E. Allen Nicholson
Executive Vice President and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.